RONSON CORPORATION
                               Corporate Park III
                                  Campus Drive
                              Post Office Box 6707
                           Somerset, New Jersey 08875





--------------------------------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 27, 1998
--------------------------------------------------------------------------------



     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of Ronson Corporation (the "Company") will be held at the Quality Inn, 1850 Easton Avenue, Somerset, New Jersey, on October 27, 1998, at 10 o'clock a.m. (Eastern Standard Time) for the following purposes:

         1.    To elect four (4) directors;

         2. To ratify the appointment of Demetrius & Company, L.L.C., as independent auditors for the Company for the year 1998;

         3. To consider a shareholder proposal, unanimously opposed by the Board of Directors and management; and

         4. To consider and act upon such other business which may properly come before the Meeting.

     The Board of Directors has fixed the close of business on August 28, 1998, as the time as of which the stockholders of record entitled to notice of and to vote at the Meeting will be determined.

     You are cordially invited to attend the Meeting in person or to send a proxy so that your shares may be represented. Even though you have sent a proxy, if you attend the Meeting in person, you may revoke the proxy and vote your shares in person.

     A proxy is enclosed with this notice, together with a postage-paid return envelope. Please sign and date the proxy and mail it in the return envelope.





                                                             /s/Justin P. Walder
                                                             -------------------
                                                                Justin P. Walder
                                                                Secretary



Dated: September 29, 1998

                               RONSON CORPORATION
                               Corporate Park III
                                  Campus Drive
                              Post Office Box 6707
                           Somerset, New Jersey 08875



--------------------------------------------------------------------------------
                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                OCTOBER 27, 1998
--------------------------------------------------------------------------------




     The enclosed proxy is solicited by the Board of Directors (the "Board") of Ronson Corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Meeting") to be held on October 27, 1998, at 10 o'clock a.m. (Eastern Standard Time), at the Quality Inn, 1850 Easton Avenue, Somerset, New Jersey, and at any adjournment thereof. The Meeting has been called for the following purposes:

         1.    To elect four (4) directors;

         2. To ratify the appointment of Demetrius & Company, L.L.C., as independent auditors for the Company for the year 1998;

         3. To consider a shareholder proposal, unanimously opposed by the Board of Directors and management; and

         4. To consider and act upon such other business which may properly come before the Meeting.

     Stockholders are requested to date and execute the enclosed form of proxy and return it in the postage-paid return envelope provided. If the enclosed proxy is signed and returned prior to the Meeting, it will be voted, unless subsequently revoked, in accordance with the specification made thereon or, if no specification is made, in accordance with the recommendations of management. The enclosed proxy may be revoked at any time prior to the voting thereof by notifying the Secretary of the Company in writing of the revocation or by filing with the Secretary another duly executed proxy bearing a later date. Even though you have sent a proxy, if you attend the Meeting in person, you may revoke the proxy and vote your shares in person. Under New Jersey law, your attendance at the Meeting by itself does not revoke your proxy, a written notice of revocation filed with the Secretary of the Meeting prior to the voting of the proxy is also necessary.

     This proxy statement and the accompanying form of proxy are first being mailed to stockholders on or about September 29, 1998. The expenses of preparing, assembling, printing and mailing these proxy materials will be paid by the Company.

     The Company will also reimburse brokers, fiduciaries and nominees for the cost of forwarding proxies and proxy statements to the beneficial owners of Common Stock. In addition to solicitation by mail, directors, officers and regular employees of the Company may also solicit proxies in person, by telephone or by telegraph. Directors and officers of the Company who may also solicit proxies will receive no additional compensation for rendering such services. To assist in the solicitation of proxies from all stockholders, including brokers, bank nominees, institutional holders and others, the Company has engaged Morrow & Co. of New York City for a fee estimated to be approximately $5,000 plus out of pocket expenses.

Quorum and Voting

     The Company has outstanding only one class of voting securities, Common Stock. Each share of Common Stock is entitled to one vote. Only stockholders of record at the close of business on August 28, 1998, are entitled to vote at the Meeting. There were 3,197,175 shares of the Company's Common Stock outstanding at the close of business on September 18, 1998.

     The affirmative vote of holders of a majority of the Company's Common Stock present at the Meeting in person or by proxy is required to elect four (4) Company directors, to ratify the appointment of Demetrius & Company, L.L.C., as the Company's independent auditors for the year 1998, and to approve the shareholder proposal, provided that a quorum, consisting of at least a majority of the Company's outstanding Common Stock, is present.

Principal Holders of the Company's Voting Securities

     Set forth below are the persons who, to the best of management's knowledge, own beneficially more than five percent of any class of the Company's voting securities, together with the number of shares so owned and the percentage which such number constitutes of the total number of shares of such class presently outstanding:

 Title of                      Name and Address of                    Amount and Nature of          Percent of
   Class                        Beneficial Owner                      Beneficial Ownership            Class
   -----                        ----------------                      --------------------            -----
Common                  Louis V. Aronson II .....................         794,291 (1)(2)           24.7% (1)(2)
                        Campus Drive
                        P.O. Box 6707
                        Somerset, New Jersey 08875

Common                  Ronson Corporation
                        Retirement Plan .........................         171,300 (2)               5.4% (2)
                        Campus Drive
                        P.O. Box 6707
                        Somerset, New Jersey 08875

Common                  Patrick Kintz ...........................         232,200 (3)               7.3% (3)
                        8323 Misty Vale
                        Houston, Texas 77075

Common                  Carl W. Dinger III ......................         184,666 (4)               5.8% (4)
                        7 Lake Trail West
                        Morristown, New Jersey 07960

Common                  Steel Partners II, L.P. .................         287,099 (5)               9.0% (5)
                        750 Lexington Avenue
                        27th Floor
                        New York, New York 10022

-----------------------
(1) Includes 22,500 shares of unissued Common Stock issuable to Mr. L.V. Aronson upon exercise of stock options held by Mr. L.V. Aronson under the Ronson Corporation 1996 Incentive Stock Option Plan and includes 44,136 shares to be received by Mr. L.V. Aronson under a purchase agreement dated August 3, 1998, and to be voted by Mr. L.V. Aronson and Mr. Justin P. Walder under an irrevocable proxy agreement dated August 3, 1998.

(2) The Ronson Corporation Retirement Plan ("Retirement Plan") is the beneficial owner of 171,300 shares. The shares held by the Retirement Plan are voted by the Retirement Plan's trustees, Messrs. L.V. Aronson, E.M. Ganz and I.M. Gedinsky. If the shares held by the Retirement Plan were included in Mr. L.V. Aronson's beneficial ownership, Mr. L.V. Aronson's beneficial ownership would be 965,591 shares, or 30.0% of the class. If the shares held by the Retirement Plan were included in Mr. Ganz's beneficial ownership, Mr. Ganz's beneficial ownership would be 198,442 shares, or 6.2% of the class. If the shares held by the Retirement Plan were included in Mr. Gedinsky's beneficial ownership, Mr. Gedinsky's beneficial ownership would be 171,300 shares, or 5.4% of the class. The Retirement Plan's holdings were reported in 1988 on Schedule 13G, as amended September 22, 1997.

(3) Owned directly by Mr. Kintz. This information was provided to the Company by Mr. Kintz.

(4) Owned directly by Mr. Dinger. This information was provided to the Company by Mr. Dinger.

(5) Owned by Steel Partners II, L.P. Steel Partners, L.L.C., the general partner of Steel Partners II, L.P., and Mr. Warren G. Lichtenstein, the sole executive officer and managing member of Steel Partners, L.L.C., are also beneficial owners of the shares. This information was obtained from an amended Schedule 13D filed with the SEC by Steel Partners II, L.P., and Mr. Lichtenstein.

Security Ownership of Management

     The following table shows the number of shares of Common Stock beneficially owned by each director and nominee, each named executive officer, and by all directors and officers as a group as of September 18, 1998, and the percentage of the total shares of Common Stock outstanding on September 18, 1998, owned by each individual and by the group shown in the table. Individuals have sole voting and investment power over the stock shown unless otherwise indicated in the footnotes:

 Name of Individual or                            Amount and Nature of         Percent of
   Identity of Group                             Beneficial Ownership(2)          Class
   -----------------                             -----------------------          -----

Louis V. Aronson II ........................            794,291 (3)(4)        24.7%  (3)(4)
Robert A. Aronson ..........................              5,495                         (1)
Albert G. Besser ...........................                200                         (1)
Erwin M. Ganz ..............................             27,142 (3)                  (1)(3)
Gerard J. Quinnan ..........................              2,500                         (1)
Justin P. Walder ...........................             44,503                1.4%
Saul H. Weisman ............................             13,843                         (1)
Daryl K. Holcomb ...........................             32,270                1.0%
All directors and officers as a group
  (nine (9) individuals including
  those named above) .......................            924,944               28.5%

---------------
(1)  Shares owned beneficially are less than 1% of total shares outstanding.

(2) Shares listed as owned beneficially include 46,500 shares subject to option under the Ronson Corporation 1987 and 1996 Incentive Stock Option Plans as follows:

                                                                   Number of
                                                                 Common Shares
                                                                  Under Option
                                                                  -------------

              Louis V. Aronson II .........................          22,500
              Justin P. Walder ............................           5,000
              Daryl K. Holcomb ............................          15,500
              All directors and officers as a group
                (nine (9) individuals including
                those named above) ........................          46,500

(3) Does not include 171,300 shares of issued Common Stock owned by the Retirement Plan. The shares held by the Retirement Plan are voted by the Retirement Plan's trustees, Messrs. L.V. Aronson, Ganz and Gedinsky. If the shares held by the Retirement Plan were included in Mr. L.V. Aronson's beneficial ownership, Mr. L.V. Aronson's beneficial ownership would be 965,591 shares, or 30.0% of the class. If the shares held by the Retirement Plan were included in Mr. Ganz's beneficial ownership, Mr. Ganz's beneficial ownership would be 198,442 shares, or 6.2% of the class.

(4) The shares held by Mr. L.V. Aronson include 44,136 shares subject to an agreement dated August 3, 1998, for Mr. L.V. Aronson to purchase the shares and, until the closing of the purchase, the shares are subject to an irrevocable proxy voted by Mr. L.V. Aronson and Mr. Walder.

1. ELECTION OF DIRECTORS

     Pursuant to the Company's Certificate of Incorporation and Bylaws, four (4) directors are to be elected at this year's Meeting, three to fill Class II director positions that will expire with the 2001 Annual Meeting of Stockholders and one to fill a Class III position that will expire with the 1999 Annual Meeting of Stockholders. The Nominating Committee of the Board has nominated Messrs. Robert A. Aronson, Erwin M. Ganz and Justin P. Walder for election as Class II directors and Mr. Albert G. Besser as the Class III director. (Classification of the Board was adopted pursuant to an amendment to the Company's Certificate of Incorporation which was approved by the stockholders of the Company at an Annual Meeting of Stockholders held on November 8, 1983.)

     Proxies will be voted for the election of such nominees unless contrary instructions are set forth on the proxy.

     The Board of Directors recommends that stockholders vote FOR the three nominated directors to fill the Class II positions and FOR the one nominated director to fill the Class III position.

     The following table contains information regarding the present Board, including information regarding the nominees for election, who are currently directors of the Company:

                                                                            Positions and Offices with Company
                                                                            Presently Held (other than that of
                                                       Term as             Director); Business Experience During
                                    Period Served     Director             Past Five Years (with Company unless
  Name of Director            Age     As Director      Expires                       otherwise noted)
  ----------------            ---     -----------      -------                       ----------------
Louis V. Aronson II .......   75        1952 -          1999           President and Chief Executive Officer;
                                        Present                        Chairman of Executive Committee;
                                                                       Member of Nominating Committee.

Robert A. Aronson .........   49        1993 -          1998           Member of Audit Committee;
                                        Present                        Managing Member of Independence Leather,
                                                                       L.L.C., Mountainside, NJ, the principal
                                                                       business of which is the  import of leather
                                                                       products, May 1996 to present; Senior Vice
                                                                       President/Chief  Financial Officer of Dreher,
                                                                       Inc., Newark,  NJ, the principal business of
                                                                       which was the manufacture and import of
                                                                       leather  products, October 1987 to May 1996;
                                                                       son of the President and Chief Executive
                                                                       Officer of the Company.

Albert G. Besser (1) ......   73        Sept. 15,       1998           Founder, former Director and of counsel
                                        1998 -                         for Hannoch Weisman, Attorneys at Law,
                                        Present                        Roseland, NJ, 1957 to present; Editor, New
                                                                       Jersey Law Journal, 1970 to present; Arbitrator
                                                                       for NASD, 1993 to present.

Erwin M. Ganz .............   69        1976 -          1998           Chairman of Audit Committee; Member of
                                        Present                        Executive Committee and Nominating
                                                                       Committee; Consultant for the Company,
                                                                       1994-present; Executive Vice President-
                                                                       Industrial Operations, 1975-1993; Chief
                                                                       Financial Officer, 1987-1993.

Gerard J. Quinnan .........   70        June            2000           Consultant for the Company, 1990-present;
                                        1996 -                         Vice President-General Manager of
                                        Present                        Ronson Consumer Products Corporation,
                                                                       1981-1990.

Justin P. Walder ..........   62        1972 -          1998           Secretary; Assistant Corporation Counsel;
                                        Present                        Member of Executive Committee and
                                                                       Nominating Committee;  Principal  in  Walder,
                                                                       Sondak & Brogan,  P.A.,  Attorneys  at Law,
                                                                       Roseland, NJ.

Saul H. Weisman ...........   72        1978 -          2000           Member of Executive Committee and Audit
                                        Present                        Committee; Retired President, Jarett Industries,
                                                                       Inc., Cedar Knolls, NJ, the principal business
                                                                       of which is the sale of hydraulic and pneumatic
                                                                       equipment to industry, 1955-1997.

     No director also serves as a director of another company registered under the Securities Exchange Act of 1934.

-----------------
(1) Mr. Besser was appointed on September 15, 1998, to the Class III director position vacated due to the August 1998 resignation of Mr. Barton P. Ferris, Jr.

     The following table sets forth certain information concerning the executive officers of the Company:

                                                                                   Positions and Offices
                                               Period Served                           with Company;
    Name                            Age          as Officer                         Family Relationships
    ----                            ---          ----------                         --------------------
Louis V. Aronson II .............   75        1953 - Present           President and Chief Executive Officer;
                                                                       Chairman of the Executive Committee; Director.

Daryl K. Holcomb ................   47        June 1996 - Present      Vice President;
                                              1993 - Present           Chief Financial Officer;
                                              1988 - Present           Controller and Treasurer;
                                                                       None.

Justin P. Walder ................   62        1989 - Present           Secretary;
                                              1972 - Present           Assistant Corporation Counsel;
                                                                       Director; None.

     Messrs. L.V. Aronson and Holcomb have been employed by the Company in executive and/or professional capacities for at least the five year period immediately preceding the date hereof. Mr. Walder has been Secretary, Assistant Corporation Counsel and Director of the Company and a principal in Walder, Sondak & Brogan, P.A., Attorneys at Law, for at least the five year period preceding the date hereof.

                 Certain Relationships and Related Transactions

     Refer to Compensation Committee Interlocks and Insider Participation below for information in response to this item.

     During the year ended December 31, 1997, no director or officer of the Company was indebted to the Company or its subsidiaries.

                               BOARD OF DIRECTORS

     The Board of the Company held five (5) regular meetings during 1997. During the year 1997, each of the directors in office during 1997, including those standing for reelection, attended more than 75% of the total number of meetings of the Board and Committees on which he served.

     The Board currently has three standing Committees: Audit, Executive and Nominating.

     The Audit Committee consists of three individuals: Messrs. Ganz (Chairman), R.A. Aronson and Weisman. The Audit Committee recommends the selection of independent auditors for the Company, reviews the scope and timing of their work, reviews with the auditors the financial accounting and reporting principles used by the Company, the policies and procedures concerning audits, accounting and financial controls, and any recommendations to improve its existing practices. It also reviews transactions with related parties and has general powers relating to accounting and auditing matters and reviews the results of the independent audit. The Audit Committee met one (1) time during 1997.

     The Executive Committee consists of four individuals: Messrs. L.V. Aronson (Chairman), Ganz, Walder and Weisman. The Executive Committee is empowered to exercise all the powers of the Board when the Board is not in session or when a quorum of the Board does not attend a meeting properly called, except that it shall not act in conflict with any action or position previously taken by the Board nor take certain other actions reserved to the Board. The Executive Committee met thirteen (13) times during 1997.

     The Nominating Committee consists of three individuals: Messrs. L.V. Aronson, Ganz and Walder. The Nominating Committee makes recommendations to the Board concerning the composition of the Board, including its size and the qualification of its membership. It also recommends nominees to fill vacancies or new positions on the Board and a slate of directors to serve as the Board's nominees for election by the stockholders at the Annual Meeting. The Nominating Committee met one (1) time during 1997. Nominations for the election of directors may be made by stockholders entitled to vote in the election of directors, provided the stockholders give timely Notice thereof in writing to the Secretary of the Company. To be timely, such Notice must be delivered to, or mailed by United States Postal Service certified first class, postage prepaid, and received at the principal executive offices of the Company (1) with respect to an election at the 1999 Annual Meeting of Stockholders (a) not later than July 29, 1999, ninety (90) days prior to the first anniversary of the 1998 Annual Meeting, or (b) in the event the date of the Annual Meeting is more than sixty (60) days before such anniversary date, not later than ten (10) days after the earlier of the date on which public announcement of the date of such Meeting is first made by the Company or the date the Company first mails Notice of such Meeting to stockholders, and (2) with respect to an election to be held at a Special Meeting of Stockholders, not later than ten (10) days after the earlier of the date on which public announcement of such Meeting is first made by the Company or the date the Company first mails to stockholders Notice of the Special Meeting.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The Summary Compensation Table presents compensation information for the years ended December 31, 1997, 1996 and 1995 for the Chief Executive Officer and the other executive officer of the Company whose base salary and bonus exceeded $100,000.

                                              SUMMARY COMPENSATION TABLE

                                                                                             Long-Term
                                                                                             Compensa-          All
                                                                 Annual Compensation           tion            Other
                                                             ---------------------------    ----------        Compen-
                                                               Salary              Bonus      Options/         sation
    Name and Principal Position                Year             ($)              ($) (1)     SARS (#)         ($) (2)
    ---------------------------                ----             ---              -------     --------         -------

Louis V. Aronson II                            1997          $462,405            $39,597            --        $10,446
  President and Chief                          1996           432,154             53,229        22,500         10,024
  Executive Officer                            1995           403,882             53,031            --          9,264

Daryl K. Holcomb                               1997           119,062             12,724            --          2,701
  Vice President and                           1996           111,687             15,969        10,000          2,500
  Chief Financial Officer,                     1995           100,625             13,322         5,500          2,424
  Controller and Treasurer

-----------------------------

(1) The compensation included in the bonus column is an incentive payment resulting from the attainment by the Company's subsidiaries of certain levels of net sales and profits before taxes.

(2) In 1997 All Other Compensation included matching credits by the Company under its Employees' Savings Plan (Mr. L.V. Aronson, $3,200 and Mr. Holcomb, $2,701); and the cost of term life insurance included in split-dollar life insurance policies (Mr. L.V. Aronson, $7,246).

                        OPTION GRANTS IN LAST FISCAL YEAR

     None.

             AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES

     The following table summarizes, for each of the named executive officers, the number of stock options unexercised at December 31, 1997. All options held by the named executives were exercisable at December 31, 1997. "In-the-money" options are those where the fair market value of the underlying securities exceeds the exercise price of the options.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                       Number of                  Value of
                                      Unexercised              In-the-Money
                                      Options at                Options at
                                        FY-End                    FY-End
    Name                            Exercisable (1)           Exercisable (2)
    ----                            ---------------           ---------------
Louis V. Aronson II .............     22,500                $     --
Daryl K. Holcomb ................     22,500 (2)                 14,694

(1) The options held by the named executive officers at December 31, 1997, are exercisable at any time and expire at various times from March 11, 1998 through June 26, 2001.

(2) The value of the unexercised options was determined by comparing the average of the bid and ask prices of the Company's Common Stock at December 31, 1997, to the option prices. Options to purchase 12,500 shares held by Mr. Holcomb were in-the-money at December 31, 1997. In March 1998 Mr. Holcomb exercised options for 7,000 of these shares.

                            LONG-TERM INCENTIVE PLANS

     None.

                                  PENSION PLAN

     No named executive is a participant in a defined benefit pension plan of the Company.

                            COMPENSATION OF DIRECTORS

     Effective August 26, 1997, directors who are not officers of the Company receive an annual fee of $8,500 and, in addition, are compensated at the rate of $650 for each Board meeting actually attended and $400 for each Committee meeting actually attended. Officers of the Company receive no compensation for their services on the Board or on any Committee.

             EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND
                         CHANGE-IN-CONTROL ARRANGEMENTS

     Mr. L.V. Aronson is a party to an employment contract with the Company dated September 21, 1978, which, as amended on July 24, 1980, July 1, 1982, October 11, 1985, July 7, 1988, May 10, 1989, August 22, 1991, May 22, 1995 and
June 11, 1997, provides for a term expiring December 31, 2000. The employment contract provides for the payment of a base salary which is to be increased 7% as of January 1 of each year. It also provides that the Company shall reimburse

Mr. L.V. Aronson for expenses, provide him with an automobile, and pay a death benefit equal to two years' salary. During 1990 Mr. L.V. Aronson offered and accepted a 5% reduction in his base salary provided for by the terms of his employment contract, and, in addition, a 7% salary increase due January 1, 1991, under the terms of the contract was waived. During 1992 also, Mr. L.V. Aronson offered and accepted a 7% reduction in his base salary. Effective September 1, 1993, Mr. L.V. Aronson offered and accepted a further 5% reduction in his base salary. Under the employment contract, Mr. L.V. Aronson's full compensation will continue in the event of Mr. L.V. Aronson's disability for the duration of the agreement or one full year, whichever is later. The employment contract also provides that if, following a Change in Control (as defined in the employment contract), Mr. L.V. Aronson's employment with the Company terminated under prescribed circumstances as set forth in the employment contract, the Company will pay Mr. L.V. Aronson a lump sum equal to the base salary (including the required increases in base salary) for the remaining term of the employment contract.

                              REPRICING OF OPTIONS

     No options were repriced during the year ended December 31, 1997.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Board of the Company, as a whole, provides overall guidance of the Company's executive compensation program. All members of the Board participate in the review and approval of each of the components of the Company's executive compensation program described below, except that no director who is also a Company employee participates in the review and approval of his compensation. Directors of the Company who are also current employees of the Company are Messrs. L.V. Aronson and Walder. Directors of the Company who are also former employees of the Company are Messrs. R.A. Aronson, whose employment with the Company ceased in 1987, Ganz, who retired from the Company in 1993, and Quinnan, who retired from Ronson Consumer Products in 1990. Mr. Ganz has a consulting agreement with the Company for the period ending December 31, 1998, which is cancellable at any time by either party with 60 days notice and, effective February 1, 1997, provides compensation at the annual rate of $77,500 for the years ending December 31, 1997 and 1998, plus participation in the Company's health and life insurance plans and the use of an automobile. Mr. Quinnan has a consulting agreement with the Company for the period ending December 31, 1999, which is cancellable at any time by either party with 60 days notice. The agreement provides that Mr. Quinnan perform consulting services for the Company, Ronson Consumer Products, and Prometcor at a specified daily rate. In 1997 Mr. Quinnan was compensated $35,688 for his services, of which approximately $32,000 was deferred, and was provided the use of an automobile.

     During the year ended December 31, 1997, the Company and Ronson Consumer Products were provided printing services by Michael Graphics, Inc., a New Jersey corporation, amounting to $70,094. A greater than 10% shareholder of Michael Graphics, Inc. is the son-in-law of the Company's President, who also serves as a director.

     During the year ended December 31, 1997, Ronson Consumer Products, Ronson Aviation and Prometcor (formerly Ronson Metals Corp.) retained the firm of Walder, Sondak & Brogan, P.A., Attorneys at Law, to perform legal services. Justin P. Walder, a principal in that firm, is a director and officer of the Company.

     Management believes that the terms received by the Company in these transactions are as favorable to the Company as the Company could receive from an unaffiliated third party.

                        REPORT ON EXECUTIVE COMPENSATION

     As stated above, the Board, as a whole, provides overall guidance of the Company's executive compensation program. The program covers the named executive officers, all other executive officers and other key employees. The program has three principal components: base salary, annual cash incentives under the Company's Management Incentive Plan ("MIP"), and stock options under the Company's 1987 and 1996 Incentive Stock Option Plans ("ISO Plans"). Mr. L.V.
Aronson's base salary is determined by the terms of his employment contract discussed above, except for the reductions which have been offered and accepted from time-to-time by Mr. L.V. Aronson. The amendments, also detailed above, to Mr. L.V. Aronson's employment contract and the reductions offered and accepted from time-to-time by Mr. L.V. Aronson have been reviewed and approved by the Board. The Board also reviews and approves the salaries of all of the other executive officers. Prior to the beginning of the fiscal year, the Board reviews and approves which employees participate in the Company's MIP and the criteria which will determine the cash awards under the plan to the participants after the close of the fiscal year. The Board also reviews and approves all awards under the Company's ISO Plans.

     The base salaries are intended to meet the requirements of the employment contract in effect for Mr. L.V. Aronson and to fairly compensate all the officers of the Company for the effective exercise of their responsibilities, their management of the business functions for which they are responsible, their extended period of service to the Company and their dedication and diligence in carrying out their responsibilities for the Company and its subsidiaries. In
1997 and prior years, increases have been granted to Mr. L.V. Aronson in accordance with terms of the employment contract, except for the above mentioned salary reductions offered and accepted from time-to-time by him. In 1997 and prior years, the Board, after review, has approved increases to the other executive officers.

     The Company's MIP is based on the financial performance of the Company's subsidiaries and is adopted annually, after review, for the ensuing year by the Board. Each year the Board sets the formula for determining incentive compensation under the MIP for the Company and each subsidiary based upon (1) the amount net sales exceed thresholds established by the Board and (2) pretax profits as a percent of net sales. The Board determines who of the Company's and its subsidiaries' key employees are eligible to participate in the MIP and what each employee's level of participation may be. The thresholds set by the Board must be met by the end of the fiscal year in order for each eligible employee to receive an award under the MIP for that year.

     The stock options granted under the Company's ISO Plans are designed to create a proprietary interest in the Company among its executive officers and other key employees and reward these executive officers and other key employees directly for appreciation in the long-term price of the Company's Common Stock. The ISO Plans directly link the compensation of executive officers and other key employees to gains by the stockholders and encourages the executive officers and other key employees to adopt a strong stockholder orientation in their work. In 1997 no options were granted to the executive officers and other key employees of the Company.

     The above report is presented by the Board of Directors:

                  Louis V. Aronson II                Gerard J. Quinnan
                  Robert A. Aronson                  Justin P. Walder
                  Erwin M. Ganz                      Saul H. Weisman

                                PERFORMANCE GRAPH

     The following line graph compares the yearly percentage change in the cumulative total stockholder returns on the Company's Common Stock during the five fiscal years ended December 31, 1997, with the cumulative total returns of the NASDAQ Stock Market (U.S. Companies) Index and the Russell 2000 Index.

       COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNS AMONG THE COMPANY,
                NASDAQ STOCK MARKET INDEX AND RUSSELL 2000 INDEX



                 [GRAPHIC-GRAPH PLOTTED TO POINTS LISTED BELOW]



                                    VALUE AS OF DECEMBER 31,
                ----------------------------------------------------------------
                 1992       1993       1994        1995        1996        1997
                ------     ------     ------     --------     ------      ------
RONSON CORP     100.00     300.00     383.33     1,000.00     641.68      683.33
NASDAQ          100.00     114.80     112.21       158.70     195.19      239.53
RUSSELL         100.00     118.91     116.74       149.94     174.67      213.73
2000




     This graph assumes that $100 was invested in the Company's Common Stock on December 31, 1992, in the NASDAQ Stock Market (U.S. Companies) Index and in the Russell 2000 Index, and that dividends are reinvested.

     The Company has determined that it is not possible to identify a published industry or line-of-business index or a peer group of companies since the Company has two distinct lines of business. The Company has selected the Russell 2000 Index since it is composed of companies with small capitalizations.

                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Under SEC rules, the Company is required to review copies of beneficial ownership reports filed with the Company which are required under Section 16(a) of the Exchange Act by officers, directors and greater than 10% beneficial owners. Based solely on the Company's review of forms filed with the Company, the Company believes that no information is required to be reported under this item, except that a Form 4 filed by Mr. Weisman for June 1997 reporting one transaction was filed six days after its due date.

2. INDEPENDENT AUDITORS

     Demetrius & Company, L.L.C., has been selected and is recommended to stockholders for ratification as auditors for the year ending December 31, 1998. A representative of Demetrius & Company, L.L.C. is expected to attend the Meeting with the opportunity to make a statement and/or respond to appropriate questions from stockholders present at the Meeting.

     The  Board  of  Directors   recommends  that   stockholders  vote  FOR  the
ratification of the selection of Demetrius & Company, L.L.C.

3. SHAREHOLDER PROPOSAL

     Mr. Warren G. Lichtenstein and Steel Partners II, L.P., who, according to an amended Schedule 13D, represent 287,099 shares of Common Stock of the Company, have informed the Company that they intend to introduce at the Meeting the following resolution for action by the stockholders, and they have submitted the following statement in support of the resolution below:

         "Resolved, that the shareholders of Ronson Corporation ("Ronson"), recommend that the board of directors of Ronson immediately take the necessary steps to implement a plan to assess the market value of each of the Company's operating divisions and to effect their sale, merger or liquidation as a means to increase shareholder value. The plan should be undertaken as promptly as possible."

Mr. Lichtenstein's Supporting Statement:

     "In recent years, I believe Ronson has underperformed both industry and broader market averages. In part, I believe, this reflects the absence of a clearly focused strategic direction for Ronson. I find it highly unlikely that Ronson Corporation is realizing any advantage by operating in two totally unrelated divisions, namely consumer products and aviation services which have shown little to no growth, supporting over $1.2 million of corporate overhead, which is greater than the net income of the entire company.

     "The value that may be achieved for shareholders through the sale, merger or liquidation of the Company's assets, I believe, is significantly greater than the market price of the common stock. In the case of a sale of assets, Ronson could utilize its sizable net operating loss carryforwards to shelter any capital gains incurred in a sale of one or both of the subsidiaries of Ronson.

     "I believe the Company's stock market record over the past two years is a strong indictment of current management's performance. If this management cannot maximize the stockholders' equity investments, it should either sell, merge or liquidate the corporation in order to maximize the value of the Company.

     "I believe the owners of Ronson Corporation should support this resolution and recommend that the board of directors take the necessary steps to assess the market value of each of the Company's operating divisions and the consequence of their sale, merger or liquidation as a means to increase shareholder value.

     "I urge a vote for this proposal."

              Your Board strongly recommends that shareholders vote
                      "AGAINST" the Lichtenstein proposal.

     Your Board of Directors consists of individuals thoroughly familiar with the Company's business and with the industries in which the Company operates. They are best qualified to determine if, when and under what conditions the Board should consider a merger or sale of the Company or any of its assets.

     In the exercise of their fiduciary duties, the Directors periodically conduct an overall review of the Company's operations and progress. The Board, on September 9, 1998, determined that a sale or merger would NOT be in the best interests of the Company and its shareholders. Implementing the Lichtenstein proposal is ill-advised. It would have a negative impact on the Company, its shareholders, employees and customers. It would limit the Board's flexibility. It would distract the Company's management from the critical day-to-day operations and from the ongoing planning process of the Company.

     In reaching your decision with respect to the Lichtenstein proposal, the critical question you should answer to your complete satisfaction is whether the proposer, Mr. Lichtenstein, operating through his financial arm, Steel Partners II, L.P., is acting in YOUR best interests or in HIS personal best interests.

     Contrary to Mr. Lichtenstein's statements in support of his proposal, the Board suggests that all shareholders take the following into account:

     1. Mr. Lichtenstein incorrectly contends that Ronson stock has been performing poorly.

         Using the Securities and Exchange Commission's mandated five year comparative time span, Ronson stock has increased 2 1/2 times its comparable indices. The stock continues to perform well even while the Company has been contending with the financial burden of substantial non-recurring charges associated with the cleanup of Prometcor's environmental problems.

         Ronson stock has, notably, outperformed both the NASDAQ and Russell 2000 Indexes over the past five years. An investment of $100 in Ronson on December 31, 1992, would have been worth $683 at the end of 1997. Extending the period to May 31, 1998, the value of the investment would increase to $1,000. In comparison, $100 invested in the NASDAQ Index would be worth $240 at December 31, 1997, and in the Russell 2000 Index, would be worth $214 at the same date.

     2. Mr. Lichtenstein's managerial capabilities are of concern to your Board.

         Reference  is made to his  performance  at  Gateway  Industries,  Inc., formerly known as Gateway Communications, Inc. ("Gateway") and Marsel Mirror & Glass Products, Inc. ("Marsel"). In 1993 Mr. Lichtenstein and Steel Partners made an investment in Gateway, whose shareholders' equity was about $8.7 million on December 31, 1992. Prior to Mr. Lichtenstein's involvement, Gateway was profitable. After his involvement, in September l994, Gateway's business was sold for $2 million. In less than two years, after Mr. Lichtenstein took over the Gateway management, Gateway's $8.7 million equity was greatly reduced to a market value of $2 million representing a 77% decline in shareholder value.

         Furthermore, in late l995 Gateway purchased Marsel in a transaction arranged by Mr. Lichtenstein at a price of about $2.8 million for which Mr. Lichtenstein received a fee of $175,000. Marsel did poorly after that transaction, incurring substantial operating losses. By year end l996, Marsel was sold for a token $l while under Mr. Lichtenstein's management and control. Gateway's over 1,300 shareholders realized a loss of over $3 million in less than l4 months.

     3. Your Board has reason to be concerned about Mr. Lichtenstein's judgment.

         As provided in Ronson Corporation's Bylaws, he exercised his right to nominate two persons as Ronson directors to be voted on at this year's Annual Meeting. Within one week, Ronson received notice from Mr. Lichtenstein that his nominees were withdrawn by him.

         Our initial cursory due diligence check of Mr. Lichtenstein's nominees revealed that within the past year, one of his nominees, as President and Chief Executive Officer of a company, signed a plea agreement and entered a guilty plea on behalf of his company to five separate criminal charges of "Knowingly or Purposely Release or Abandonment of Toxic Pollutants; Unlawful Discharge of Pollutants; Creating a Risk of Widespread Injury or Damage; Unlawful Discharge of a Pollutant and Making False Representation to the Department of Environmental Protection." This nominee's company is awaiting sentence for its criminal conduct. Ronson should not be associated with a nominee whose company he managed has pleaded guilty to deliberate violations of the law.

     Your Board will continue to consider all reasonable avenues to increase shareholder value. Ronson Corporation needs no prodding from Mr. Lichtenstein whose interest is for his own personal short term gain rather than Ronson Corporation's long term growth and prosperity. Therefore, for all the reasons stated above, your Board urges shareholders to reject the Lichtenstein proposal.

                      Your Board strongly recommends a vote
                      "AGAINST" the Lichtenstein proposal.

FINANCIAL STATEMENTS

     For financial statements of the Company and its subsidiaries, stockholders are requested to refer to the Company's Annual Report for 1997 sent to stockholders in August 1998.

MISCELLANEOUS

     Financial and other reports will be presented at the Meeting, and minutes of the previous meeting of stockholders will be made available for inspection by stockholders present at the Meeting, but it is not intended that any action will be taken in respect thereof.

     At the time of filing this proxy statement with the SEC, the Board was not aware that any matters not referred to herein would be presented for action at the Meeting. If any other matters properly come before the Meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the judgement of the persons voting them. It is also intended that discretionary authority will be exercised with respect to the vote on any matters incident to the conduct of the Meeting.

     Proposals by stockholders intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Company no later than May 28, 1999, in order to be included in the proxy statement and on the form of proxy which will be solicited by the Board in connection with that meeting.



                                                           /s/Justin P. Walder
                                                           -------------------
                                                              Justin P. Walder
                                                              Secretary

Date: September 29, 1998



     Upon the written request of any record holder or beneficial owner of Common Stock entitled to vote at the Meeting, the Company will provide without charge a copy of its Annual Report on Form 10-K as filed with the SEC for the year 1997.

                                 REVOCABLE PROXY
                               RONSON CORPORATION
                  Corporate Park III, Campus Dr., P.O.Box 6707
                           Somerset, New Jersey 08875

        [X ] PLEASE MARK VOTES AS IN THIS EXAMPLE

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                OCTOBER 27, 1998

         The undersigned,  revoking all previous proxies,  hereby appoints LOUIS
V. ARONSON II, JUSTIN P. WALDER and ERWIN M. GANZ, and each of them, proxies of the undersigned, with full power of substitution, to vote and act for the undersigned at the Annual Meeting of Stockholders of the Corporation to be held at 10:00 a.m. (Eastern Standard Time) on October 27, 1998, at the Quality Inn, 1850 Easton Avenue, Somerset, New Jersey, and at any adjournment thereof, as indicated below on those matters described in the proxy statement and in accordance with their discretion on such other matters as may properly come before the meeting.

The Board of Directors RECOMMENDS
a vote "FOR" Proposals #1 and 2.


1. ELECTION OF DIRECTORS

[   ] FOR              [   ] WITHHOLD                  [   ] FOR ALL EXCEPT

Nominees:

Class II (term expires at 2001 Annual Meeting of Stockholders):

Robert A. Aronson         Erwin M. Ganz         Justin P. Walder


Class III (term expires at 1999 Annual Meeting of Stockholders):

Albert G. Besser


INSTRUCTION: To withhold authority to vote for any individual nominee, mark "Except" and write that nominee's name in the space provided below.


--------------------------------------------------------------------------------


2. To ratify the appointment of DEMETRIUS & COMPANY, L.L.C., as independent auditors for the year 1998.


[   ] FOR              [   ] AGAINST                  [   ] ABSTAIN

3. The Board of Directors strongly RECOMMENDS a vote "AGAINST" the Shareholder Proposal, on page 10 of the Proxy Statement.


[   ] FOR              [   ] AGAINST                  [   ] ABSTAIN

                Please sign and date this proxy in the box below.

                   _________________________________________
                                      Date

                   _________________________________________
                            Stockholder(s) sign above



                 Before signing, see statement on reverse side.

   Detach above card, sign, date and mail in postage-paid envelope provided.

                               RONSON CORPORATION

  THIS PROXY WILL, WHEN PROPERLY EXECUTED, BE VOTED IN THE MANNER DIRECTED BY THE STOCKHOLDER(S). IF NO DIRECTION IS MADE, PROXY WILL BE VOTED (i) FOR THE
ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR LISTED ON THIS PROXY; (ii) FOR RATIFICATION OF THE APPOINTMENT OF DEMETRIUS & COMPANY, L.L.C., AS INDEPENDENT AUDITORS FOR THE YEAR 1998 AND (iii) AGAINST THE SHAREHOLDER PROPOSAL.

  Please sign your name (or names) exactly as it appears on your stock certificate(s), indicating any official position or representative capacity. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

                               PLEASE ACT PROMPTLY
                     SIGN, DATE & MAIL YOUR PROXY CARD TODAY